UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

February 23, 2009

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34154	26-2940575
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard
Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:

(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)   On February 23, 2009, the Board of Directors (the “Board”) of Facet Biotech Corporation (the “Company” or “we”) elected Kurt von Emster to serve as a member of our Board, with a term expiring at the next annual meeting of stockholders.  In addition, the Board appointed Mr. von Emster as a member of our Board’s Audit Committee and as the chairperson of our Board’s Nominating and Governance Committee.  The press release we issued announcing Mr. von Emster’s election to our Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Since November 2000, Mr. von Emster has been Managing Director of MPM BioEquities and serves as Portfolio Manager for the MPM BioEquities Fund.  From July 1989 to November 2000, he was with the Franklin Templeton Group, most recently as a Vice President and Portfolio Manager.  He is currently a member of the board of directors at Somaxon Pharmaceuticals, Inc., a public biotechnology company.  He is a Chartered Financial Analyst (CFA) and a member of the Association for Investment Management and Research and of the Security Analysts of San Francisco.  Mr. von Emster received his B.S. from the University of California at Santa Barbara.

Mr. von Emster is entitled to receive cash retainers and fees and equity compensation with respect to his service as a member of our Board and committees of our Board in accordance with our policy for the compensation of Board members who are not employees of the Company (“Outside Director Compensation Policy”).  Our Outside Director Compensation Policy is described under the heading “Compensation of Directors” in the Information Statement attached as Exhibit 99.1 to the Registration Statement on Form 10 we filed with the Securities and Exchange Commission on August 13, 2008, as amended, the description of which is incorporated herein by reference.  Consistent with our Outside Director Compensation Policy, we granted to Mr. von Emster 8,333 shares of restricted common stock and an option to purchase 16,667 shares of common stock upon his election to our Board on February 23, 2009.

Item 9.01  Financial statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

99.1	Press Release, issued by Facet Biotech Corporation on February 24, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2009	Facet Biotech Corporation

	By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary